SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Man Dual Absolute Return Fund

Address of Principal Business Office:

       123 N. Wacker Drive, 28th Floor
       Chicago, IL 60606

Telephone Number:  (800) 838-0232

Name and address of agent for service of process:

       Steven Zoric
       123 N. Wacker Drive, 28th Floor
       Chicago, IL 60606

Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]



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                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on the 23rd of May, 2007.



                                        MAN DUAL ABSOLUTE RETURN FUND

                                   By:  /s/ John M. Kelly
                                        -----------------
                                        John M. Kelly
                                        President


Attest:  /s/ Steven Zoric
         ----------------
         Steven Zoric
         Secretary